Exhibit 5.1

cyril amarchand mangaldas

Ref: BLR/1456	February 25, 2020

Infosys Limited

Electronics City, Hosur Road

Bangalore, Karnataka, India 560 100

Re: Registration statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about February 26, 2020, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 50,000,000 of your Equity Shares (the “Shares”), to be issued pursuant to the Infosys Expanded Stock Ownership Program—2019 (the “2019 Program”). Terms used herein and not defined have the same meaning as set out under the Registration Statement on Form S-8.

Please note that the 2019 Program has reserved a maximum of 50,000,000 Equity Shares which can be awarded under the 2019 Program (“Share Reserve”), out of which up to a maximum of 45,000,000 Equity Shares already issued can be acquired by the Infosys Expanded Stock Ownership Trust (at the option of the Company) through secondary acquisitions on the open market and transferred to the employees exercising the option issued the 2019 Program.

In light of the above, we understand that 50,000,000 Equity Shares that can be issued under the 2019 Program are required to be registered now. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issue of the Shares pursuant to the 2019 Program.

It is our opinion that the Shares, when issued in the manner referred to in the 2019 Program and pursuant to the agreements which accompany the 2019 Program, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the registration Statement and any amendment thereto.

Yours sincerely

For Cyril Amarchand Mangaldas

Bharath Reddy

Partner

cyril amarchand mangaldas

advocates & solicitors

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